Exhibit 3.6

ARTICLES OF INCORPORATION OF NAUTICLER SOCIEDAD ANÓNIMA

ARTICLE 1. NAME. “NAUTICLER SOCIEDAD ANÓNIMA” is hereby established.

ARTICLE 2. TERM. Its term of duration shall be one hundred years as of this date.

ARTICLE 3. DOMICILE. It shall be domiciled in Montevideo and may have special domiciles and all types of branches in the country or abroad.

ARTICLE 4. PURPOSE. Its purpose is: a) to process and sell in all forms, merchandise, goods, work and services in the fields of and related to: food, home and office supplies, automotive, bar, bazaar, rubber, construction, cosmetics, leather, publishing, electronics, electrical engineering, teaching, entertainment, hardware, photography, fibers, produce, hotels, printing, information technology, jewelry, toys, wool, laundry, bookshops, cleaning, wood, machines, mechanics, metallurgy, music, engineering works, optical, paper, toiletries, fishing, plastics, advertising, chemistry, professional, technical and administrative services, tobacco, textiles, tourism, securities, garments, veterinary, glass; b) imports, exports, representations, commissions and consignments; c) purchase, sale, lease, administration, construction and all types of transactions involving real property, with the exception or rural real properties; d) participation, establishment or acquisition of companies operating in the above indicated fields.

ARTICLE 5. CAPITAL AND SHARES. The capital, represented by share certificates for one or more bearer shares of $ 1.00 (one Uruguayan peso) each, shall be $ 2,400,000 (two million four hundred thousand Uruguayan pesos).

By special shareholders meeting the capital may be increased without the need for administrative approval (art. 284 of law 16,060, as drafted in art. 59 of law 17,243 of June 29, 2000). The shareholders meeting may delegate decisions as to timing of issuance and payment terms and conditions to the board of directors or administrator, as the case may be.

ARTICLE 6. Shareholders shall have preference in the subscription and payment of shares in proportion to the shares they hold.

ARTICLE 7. SHAREHOLDERS MEETINGS. Shareholders meetings shall be held by shareholders in session per the conditions established by law and in the bylaws, at the corporate offices or other place in the same locality. Their decisions, on matters within their competence, shall be binding on all shareholders, including those dissenting or absent. They must be fulfilled by the administrative body.

ARTICLE 8. Classes. Shareholders meetings shall be regular, extraordinary or special.

ARTICLE 9. Competence of regular shareholders meeting. The regular shareholders meeting shall be competent to take up and resolve on the following matters: 1) General Balance Sheet (balance sheet and income statement), proposal for distribution of earnings, annual report and report by controllers or control board, and all other measures related to company management on which it is competent to resolve pursuant to the law and the articles of incorporation, or which are submitted for its decision by the administrator or the board of directors, and the control board or controllers. 2) appointment or removal of the administrator, the directors, the controllers or members of the control board, and setting of their remuneration. 3) Responsibilities of the administrator, of the directors, of the controllers or members of the control board.

ARTICLE 10. Competence of extraordinary shareholders meeting. The extraordinary shareholders meeting shall be competent to decide on all matters not within the competence of the regular shareholders meeting, and in particular: 1) Any amendment of the articles of incorporation. 2) Increases in capital in the case established by article 284 of law 16,060, 3) Capital replenishment. 4) Redemption, reimbursement and amortization of shares. 5) Merger, transformation and demerger. 6) Dissolution, appointment, removal and remuneration of liquidator/s and others as provided in article 179 of law 16,060. 7) Issuance of debentures and beneficiary shares and their conversion into shares. (8) Limitations or suspensions of preference rights pursuant to article 330 of law 16,060. It shall also decide any matter that while being within the competence of the regular shareholders meeting must be resolved urgently.

ARTICLE 11. HOLDING SESSION AND NOTICE OF MEETING. TIMING AND TERMS. a) The regular shareholders meeting shall be held within one hundred eighty days following close of the business year. Extraordinary meetings shall be held at any time considered necessary of advisable. B) They shall be called by the administrative or control body. Shareholders representing at least 20% of paid-in capital may request such bodies to call meetings. The request shall indicate the items to be taken up. The administrative or control body shall call the meeting to be held within a maximum term of 40 days following receipt of the request. If the said bodies should fail to do so, the call to meeting may be made by any director or member of the control board, or by the government oversight authority or judicially. If the company were to be in liquidation, calls to meetings shall be made by the liquidating body; in the event of its failure to do so the provisions of the foregoing paragraph shall apply. C) Notice of meeting shall be published for 3 days in the Official Gazette and in another newspaper at least 10 business days and no more than 30 calendar days in advance. It shall mention the nature of the meting, date, place, time of meeting and agenda. On second notice, due to failure on first notice, the shareholders meeting must be held within the 30 following calendar days, and similar publications are to be made as on first notice. Nevertheless, both notices may be given simultaneously, and the meeting on second notice may be set for one hour later on the same day.

ARTICLE 12. Unanimous shareholders meeting. A shareholders meeting may be held without publication of notice when shareholders representing the total paid-in capital are in attendance.

ARTICLE 13. To attend shareholders meetings, shareholders must deposit with the company their shares or a certificate of deposit issued by a financial institution, a stockbroker, a judicial depositary or other persons, in which case the pertinent notarization shall be required. The company shall issue the receipts necessary which shall allow shareholders admittance to the meeting. The stock ledger shall be opened five business days prior to meetings and shall be closed upon commencement of the meeting. Each share shall entitle the holder to one vote.

ARTICLE 14. Shareholders may be represented at shareholders meetings. Representatives cannot be the administrator, the directors, controllers, members of the control board, managers or other employees of the company. Issuance of a proxy as a private instrument, with notarized signature, shall suffice. It may be granted by simple letter proxy, without notarization of signature, collated telegram, cable, telex or fax when it is for a single meeting.

ARTICLE 15. Chair of shareholder meetings. Shareholders meetings shall be chaired by the administrator, the chairperson of the board of directors or alternate thereof, and in the absence thereof by the person appointed by the shareholders meeting. The chair shall be assisted by a secretary appointed by the attending shareholders. When the shareholders meeting is called by a judge or a government oversight body, it shall be chaired by the person appointed by the latter. Minutes must be signed within five days by the chair and by the partners appointed for such purpose.

ARTICLE 16. Quorum. Holding of the regular shareholders meeting on first notice shall require the presence of shareholders representing half plus one of the shares entitled to vote. On second notice it may hold session regardless of the number of shareholders present. Extraordinary shareholders meetings shall hold session on first notice with the presence of shareholder representing 60% of the shares entitled to vote. On second notice it shall require attendance of shareholders representing 40% of shares entitled to vote. If the latter quorum is not achieved, a new meeting shall be called to take up the same agenda and shall hold session regardless of the number of shareholders present.

ARTICLE 17. Resolutions. Shareholders meeting resolutions shall be adopted by an absolute majority of votes of shareholders present, unless the law requires a larger number. Blank votes and abstentions shall be considered votes against.

ARTICLE 18. ADMINISTRATION AND REPRESENTATION. Administration of the company shall rest with an administrator or board of directors. The shareholders meeting shall decide on one form administration or the other and on the number of board members.

ARTICLE 19. The administrator or the directors shall be appointed annually at shareholders meetings.

ARTICLE 20. The board of directors shall be called by the chair or two members; nevertheless, any director may require a call to meeting and the chair or two members must make the call to meeting within the fifth business day of receiving the request; in the event of their failure to do so it may be called by any of its members. It shall hold session with attendance of half plus one of its members, and in the event of absence directors may authorize other persons to vote in their name. It shall resolve upon the favorable vote of a simple majority of votes present.

ARTICLE 21. Appointees may be individuals or legal entities, regardless of whether they are shareholders or not, competent to engage in business and not prohibited or disqualified from same. The administrator or directors may be reelected, shall hold office until their successors take office, and shall cease to hold office in the event of grounds for incapacity, prohibition or disqualification.

ARTICLE 22. The administrator or board members, if individuals, shall hold office personally. If they are legal entities, they shall act through the individual they appoint and may replace same whenever they deem appropriate.

ARTICLE 23. By unanimous vote of its members it may: a) distribute or redistribute posts; b) temporarily or permanently fill vacancies; notwithstanding, the shareholders meeting may appoint up to three alternates for each director, to replace same per their order in the event of a temporary or definitive vacancy in the post, for the duration thereof; and c) revalue assets.

ARTICLE 24. REPRESENTATION. The administrator, president or vice president, individually, or any two directors acting jointly, shall represent the company.

ARTICLE 25. The administrator or the board of directors, as the case may be, shall have unlimited powers for administration of the company and disposal of its assets; by way of example they may: a) buy, sell, mortgage, pledge, give in antichresis, lease, administer and commercially use all types of real and personal property. b) Give or receive loans in compliance with legal provisions, and receive Mortgage Bank (“Banco Hipotecario”) securities. c) Grant general or special powers of attorney. d) Accept or grant personal or real guarantees. e) Act at trial in accordance with the provisions of article 39.1 of the General Code of Procedure. f) Distribute provisional dividends pursuant to law 16,060, which dividends must be ratified by the first shareholders meeting to be held.

ARTICLE 26. Controllership. The shareholders meeting may create a control board and appoint its official and preferential or respective alternates, at the request of shareholders representing 20% of the paid-in capital, even if same does not appear on the agenda. Such controllership shall remain in place until a later shareholders meeting decides to eliminate it.

ARTICLE 27. The founders each hereby contribute the sum of $ 300,000 and each subscribe the sum of $ 300,000. The company shall act as of this date with the addition “in the process of organization” (“en formación”) attached to its name. The founders individually and until appointment of the first board of directors shall have the authority of same.

ARTICLE 28. TRANSITORY PROVISIONS. To process organization of the company and to obtain filings with the pertinent offices, the founders and Ms. Mirtha Ayala are authorized individually and may receive and respond to any objections raised.

Notarization of the signatures affixed hereto is requested.

/signatures affixed/

NAUTICLER SOCIEDAD ANÓNIMA

MINUTES OF GENERAL EXTRAORDINARY MEETING OF SHAREHOLDERS

December 10, 2009

In Montevideo, this 10th day of December 2009, at 11:00 AM, at the Company’s registered office, a General Extraordinary Meeting is held by the Shareholders of NAUTICLER S.A. upon a notice issued by the Company’s Board of Directors on December 9, 2009.

As shown on the Company’s Log of Shareholders and Meetings of Shareholders, the sole shareholder of the Company, NAVÍOS SOUTH AMERICAN LOGISTICS, INC., has been registered to attend the Meeting, duly represented by Laura Ramón, Esq., under a mandate she exhibited to the Company.

Note is made of the fact that the attending shareholder owns the full paid-in capital of the Company, amounting as of this date to two million four hundred thousand Uruguayan Pesos (UYU 2,400,000), entitling its holder to cast 2,400,000 votes, whereby the required notice and publications have been waived as provided for under the Company’s bylaws and under Section 345 of Act 16060.

Note is also made of the fact that Laura Ramón, Esq., is not a director, administrator, internal auditor, member of the Audit Committee, manager, or employee of the Company.

Finally, note is made of the fact that the Company has not appointed an Internal Auditor or an Audit Committee.

Upon consideration of the agenda for the Meeting, as contained in the notice given by the Board of Directors, the Company unanimously passes the following resolutions:

RESOLUTION Nº 1 – Ms. Laura Ramón, Esq., is appointed to chair over the Meeting.

RESOLUTION Nº 2 – Section 4 (Purpose) of the corporate bylaws is hereby amended to read as follows:

“SECTION 4 – PURPOSE – The main purpose of the Company is to have an interest in domestic or foreign business corporations subject to the provisions of Section 47 of the Business Corporations Act Nº 16060, as worded under Section 100 of Act Nº 18.083. The secondary purpose of the Company shall be to:

A)	make and manage all kinds of investments in securities, bonds, book-entry stock, debentures, letters, and chattels in Uruguay and abroad, either on its own or on behalf of a third party, which activities are not restricted by the provisions of Decree-Law Nº 15322 or under the control of the Central Bank of Uruguay;

B)	purchase, sell, lease, manage, build, and engage in all kinds of transactions with real estate property, to the exception of rural property, either on its own or on behalf of a third party, both in Uruguay and abroad.”

RESOLUTION Nº 3 – Pursuant to the provisions of Section 284 of Act 16060, as worded under Section 59 of Act Nº 17243, the Meeting resolves to increase the authorized capital of the Company to two billion Uruguayan Pesos (UYU 2,000,000,000) and to amend Section 5 of the corporate bylaws which shall hereafter read as follows:

“Section 5 – CAPITAL AND SHARES OF STOCK – The corporate capital shall amount to two billion Uruguayan Pesos (UYU 2,000,000,000), represented by certificates of one or more shares to bearer of UYU 1.00 each. An Extraordinary Meeting of Shareholders may increase the corporate capital with no need to obtain an administrative consent (Section 284 of the Business Corporations Act Nº 16060, as worded under Section 59 of Act Nº 17243, dated June 29, 2000). The Meeting of Shareholders may delegate to the Board of Directors or the Manager, as applicable, the time of issuance and the applicable payment terms and conditions.”

RESOLUTION Nº 4 – The Company’s paid-in capital shall be increased through the capitalization of certain liabilities owed to the sole shareholder of the Company in the amount of thirty-four million six hundred and ten thousand seven hundred and eleven Uruguay Pesos with fifty-seven cents (UYU 34,610,711.57), equivalent to one million seven hundred and fifty-three thousand six hundred and eighty-four US Dollars with twenty-one cents (USD 1,753,684.21).

Pursuant to the provisions of Section 287 of Act 16060, the Meeting also resolves to capitalize the following liabilities shown on the general balance sheet of the Company as at September 30, 2009:

- Issue premiums amounting to one billion eight hundred and fifteen million eight hundred and thirty-five thousand seven hundred and twelve Uruguayan Pesos (UYU 1,815,835,712).

Accordingly, the corporate paid-in capital is thus increased to one billion eight hundred and fifty-two million eight hundred and forty-six thousand four hundred and twenty-three Uruguayan Pesos (UYU 1,852,846,423.57).

RESOLUTION Nº 5 – The Board of Directors is entrusted the duty to issue to the sole shareholder of the Company the shares and provisional share certificates that may be necessary to represent this increase in the corporate paid-in capital of the Company.

RESOLUTION Nº 6 – The Meeting authorizes any of Laura Ramón, Manuel Lecuona, Carla Arellano, Lucía Elizalde, Alejandra García, Augusto Formento, Andrea Ayala, Helena Acuña, Lucía Berardi, Ignacio Imas, or María Córdoba to take any step that may be necessary to implement the resolutions passed by the Meeting, with the amplest possible powers to accept or reject any adverse remarks or changes to the corporate purpose raised by the competent authorities, and to change the wording accordingly.

RESOLUTION Nº 7 – The Meeting appoints Laura Ramón, Esq., in her quality as the representative of the sole shareholder of the Company, to sign the minutes of the Meeting.

There being no further items in the Agenda, the Meeting is closed at 12:00 o’clock.

[There follows the illegible signature of Laura Ramón.]